EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Nos. 33-60551, 333-44711, 333-50051, 333-82069, 333-97569 and 333-108500) of Triarc Companies, Inc. on Form S-8 and Registration Statements (Nos. 333-127818, 333-110719 and 333-110929) of Triarc Companies, Inc. on Form S-3 of our report dated March 14, 2005 (except with respect to the third paragraph of Note 10, as to which the date is May 26, 2005, and the first paragraph of Note 19, as to which the date is July 8, 2005) relating to the combined financial statements of RTM Restaurant Group as of May 30, 2004 and May 25, 2003 and for each of the three years in the period ended May 30, 2004, included in this Current Report on Form 8-K/A dated August 26, 2005 of Triarc Companies, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 24, 2005